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                                                                    Exhibit 4.10

                              CERTIFICATE OF TRUST

                                       OF

                      SPINNAKER EXPLORATION FINANCE TRUST I


     This Certificate of Trust is being executed as of October 24, 2001 for the purpose of creating a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. (S)(S) 3801, et seq. (the "Act").

     The undersigned hereby certify as follows:

     1. Name: The name of the business trust is Spinnaker Exploration Finance Trust I (the "Trust").

     2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

         Mark A. Ferrucci
         c/o The Corporation Trust Company
         Corporation Trust Center
         1209 Orange Street
         Wilmington, Delaware 19801

     3. Effective. The Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

     4. Counterparts. This Certificate of Trust may be executed in one or more counterparts.

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     IN WITNESS WHEREOF, the undersigned, being all of the trustees of the
Trust, have duly executed this Certificate of Trust as of the day and year first above written.

                              /s/ MARK A. FERRUCCI
                              --------------------------------------------------
                                Mark A. Ferrucci, as Delaware Trustee


                              /s/ ROBERT M. SNELL
                              --------------------------------------------------
                                Robert M. Snell, as Trustee


                              /s/ JEFFREY C. ZARUBA
                              --------------------------------------------------
                                Jeffrey C. Zaruba, as Trustee

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